Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CURTISS-WRIGHT CONTROLS, INC.,

COLUMBIA ACQUISITION SUB, INC.,

and

WILLIAMS CONTROLS, INC.

Dated as of October 31, 2012

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2012, is entered into by and among Curtiss-Wright Controls, Inc., a Delaware corporation (“Parent”), Columbia Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”), and Williams Controls, Inc., a Delaware corporation (the “Company”). Each of Parent, Acquisition Sub and the Company are referred to herein as a “Party” and together as “Parties.” All capitalized terms used in this Agreement shall have the meanings set forth in ARTICLE I.

RECITALS

A.	The respective boards of directors of each of Parent, Acquisition Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders; and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

B.	Parent proposes to cause Acquisition Sub to commence a tender offer to purchase all the outstanding shares of Company Common Stock (as it may be amended from time to time as permitted under this Agreement, the “Offer”) at a price of $15.42 per share, without interest, net to the seller in cash (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

C.	Upon the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, except as expressly provided in Section 3.7(a)(ii) and Section 3.7(c), each issued and outstanding share of Company Common Stock immediately prior to the Effective Time will be cancelled and converted into the right to receive, as merger consideration, an amount equal to the Offer Price.

D.	Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

E.	In connection with, and as a condition precedent to, the Company’s entry into this Agreement, Curtiss Wright Corporation, a Delaware corporation and the sole stockholder of Parent (the “Stockholder”), has entered into a Guaranty Agreement in the form of Exhibit A (the “Guaranty”), pursuant to which the Stockholder has agreed to guaranty the performance of the obligations of Parent and Acquisition Sub in connection with this Agreement and the transactions contemplated hereby.

F.	In connection with the Parties’ entry into this Agreement, certain Affiliates of the Company are entering into Tender and Support Agreements in the form of Exhibit B, pursuant to which such Persons will undertake to tender their Company Securities in response to the Offer

AGREEMENT AND PLAN OF MERGER

Agreement

NOW, THEREFORE, intending to be legally bound, Parent, Acquisition Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes under this Agreement, the following capitalized terms shall have the respective meanings set forth below.

“Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms not less favorable to the Company than those contained in the Confidentiality Agreement, which shall not restrict the Company or its Subsidiaries from providing information to the Parent or its Representatives pursuant to the terms hereof.

“Acceptance Time” shall have the meaning set forth in Section 3.7(d).

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Sub” shall have the meaning set forth in the preamble.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition, directly or indirectly, from the Company or any other Person by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifty percent (50%) of any class of equity securities of the Company outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” that, if consummated, would result in such Person or “group” beneficially owning more than fifty percent (50%) of any class of equity securities of the Company outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than fifty percent (50%) of the consolidated assets, revenues or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

AGREEMENT AND PLAN OF MERGER

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are intended wholly or in part to prohibit, restrict or regulate monopolization, the restraint of trade, the lessening of competition, or the creation or strengthening of a dominant position, in any case that are applicable to the transactions contemplated by this Agreement.

“Appraisal Shares” shall have the meaning set forth in Section 3.7(c).

“Assets” shall have the meaning set forth in Section 4.16.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Oregon or New York or is a day on which banking institutions located in the States of Oregon or New York are authorized or required by Law or other governmental action to close.

“Certificate” shall have the meaning set forth in Section 3.7(a)(ii).

“Certificate of Merger” shall have the meaning set forth in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.20(a).

“Company” shall have the meaning set forth in the preamble.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as filed with the Company’s Quarterly Report or Form 10-Q for the period ended June 30, 2012.

“Company Balance Sheet Date” shall mean June 30, 2012.

“Company Board” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(a).

“Company Board Recommendation Change” shall have the meaning set forth in Section 6.3(a).

“Company By-Laws” shall mean the by-laws of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

“Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.11(a).

AGREEMENT AND PLAN OF MERGER

“Company Disclosure Letter” shall have the meaning set forth in the preamble to ARTICLE IV.

“Company Equity Awards” shall have the meaning set forth in Section 3.8(g).

“Company Intellectual Property Rights” means Intellectual Property rights owned by the Company or any of its Subsidiaries.

“Company Interim Balance Sheet” means the unaudited, unreviewed consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2012, attached hereto as Exhibit E.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes”), individually or taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), Assets, Liabilities, capitalization or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following Changes (by itself or when aggregated or taken together with any and all other such Changes) shall be deemed to constitute a “Company Material Adverse Effect,” and none of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region, or conditions in the global economy generally, including real estate markets;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region threatened or underway as of the date of this Agreement;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other forces majeure in the United States or any other country or region;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the official announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; provided, however, that this exception shall in no

AGREEMENT AND PLAN OF MERGER

way diminish the effect of the representations, warranties or covenants of the Company pertaining to (a) conflicts with, breaches of, or rights of acceleration, modification or waiver under or arising from any anti-assignment, change of control or change of ownership provisions of any Contracts, or (b) any required notices, waivers or consents to or from any Governmental Authority;

(viii) any actions expressly required by Parent or Acquisition Sub to be taken or omitted, or taken pursuant to or in accordance with this Agreement;

(ix) changes in the Company’s stock price or trading volume, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any fiscal quarter (or longer financial disclosure period) ending on or after the date of this Agreement and prior to the Acceptance Time, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

(x) any legal proceedings made or brought by any of the Company’s current or former stockholders (on their own behalf or on behalf of the Company) against the Company or the Company Board, and arising or alleged to have arisen out of the Merger or in connection with any other transactions contemplated by this Agreement, or arising or alleged to have arisen out of events, conditions or circumstances first occurring or existing after the date on which the Acquisition Sub’s designees comprise a majority of the Company Board; and

(xi) any recall of products made, sold or introduced into the stream of commerce, or alleged to have been made, sold or introduced into the stream of commerce, by the Company, or any products liability claim or the assertion of any products liability claim involving or alleged to involve products made, sold, or introduced into the stream of commerce by the Company, in each case whether or not covered or purported to be covered by policies of insurance (but only to the extent that the uninsured impact of such recall, products liability claim, or assertion of a products liability claim, individually or taken together with all other recalls, products liability claims, or assertions of products liability claims, result of Liabilities of less than $500,000 to the Company or its Subsidiaries;

except to the extent such effects result from or are related to the matters described in clauses (i) through (vii) above, and disproportionately affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions and in the industries in which the Company and its Subsidiaries conduct business (in which case, only to the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur).

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

“Company Plans” shall have the meaning set forth in Section 7.2(c).

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

AGREEMENT AND PLAN OF MERGER

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock” means shares of restricted Company Common Stock issued and outstanding under the Company Stock Plans, but not including shares of Company Common Stock previously issued as restricted shares pursuant to such Company Stock Plans but which have, by their terms, vested fully to the holders thereof.

“Company SEC Reports” shall have the meaning set forth in Section 4.9.

“Company Securities” shall have the meaning set forth in Section 4.7(c).

“Company Stock Plans” shall mean, together, the Director Equity Award Plan and the Employee Equity Award Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Comparable Plans” shall have the meaning set forth in Section 7.2(c).

“Confidentiality Agreement” shall mean the confidentiality agreement between the Company and Curtiss-Wright Controls, Inc., dated July 5, 2012.

“Consent” shall have the meaning set forth in Section 4.6.

“Continuing Employees” shall mean all employees of the Company and its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or its Subsidiaries after the Effective Time or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease or other legally binding instrument or arrangement.

“D&O Insurance” shall have the meaning set forth in Section 7.1(c).

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DGCL” shall have the meaning set forth in Section 3.1.

“Director Equity Award Plan” shall mean the Company’s 2010 Restated Formula Stock Option Plan for Non-Employee Directors.

“DOJ” shall mean the United States Department of Justice.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Employee Equity Award Plan” shall mean the Company’s 2010 Restated Stock Option Plan.

AGREEMENT AND PLAN OF MERGER

“Employee Plans” shall have the meaning set forth in Section 4.19(a).

“Enforceability Exception” shall have the meaning set forth in Section 4.2.

“Environmental Law” shall mean any and all applicable Laws relating to pollution (or cleanup thereof) or the protection of the environment (including ambient air, surface water, groundwater, soil or subsurface strata) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, handling or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.

“Environmental Permit” means any permit, license, authorization, consent, approval or franchise from Governmental Authorities that is issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Award Amounts” shall mean, collectively, all amounts payable pursuant to Section 3.7(d) and Section 3.7(e).

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall have the meaning set forth in Section 4.19(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.8(a).

“Financial Advisor” shall have the meaning set forth in Section 4.28.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign.

AGREEMENT AND PLAN OF MERGER

“Guaranty” has the meaning assigned in Recital E.

“Hazardous Substance” shall mean (a) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, and (b) petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” shall have the meaning set forth in Section 7.1(a).

“Independent Directors” shall have the meaning set forth in Section 2.5(c).

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(d).

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all inventions, discoveries, patents, applications for patents, patent disclosures or other patent rights, (ii) all trade secrets and other confidential information, ideas, processes, formulae, designs, models, industrial designs, know-how, manufacturing processes and production processes, (iii) all copyright registrations, applications for copyright registrations and unregistered copyrights, mask works and Software, (iv) all trademarks, service marks and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (v) Internet domain names.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the Persons set forth in Section 1.1 of the Company Disclosure Letter as of the date of this Agreement, and the knowledge of a particular fact or circumstance that each such Person would have after inquiry reasonable in light of the role and responsibilities of such Person.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.15(b).

“Leases” shall have the meaning set forth in Section 4.15(b).

“Legal Proceeding” shall mean any lawsuit, litigation, claim, hearing, arbitration, proceeding, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured, known, unknown or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

AGREEMENT AND PLAN OF MERGER

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right or community property interest (including any restriction on the voting of any security, any restriction on the transfer of any security or other Asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any Asset).

“Material Contract” shall have the meaning set forth in Section 4.14.

“Merger Closing” shall have the meaning set forth in Section 3.2.

“Merger Closing Date” shall have the meaning set forth in Section 3.2.

“Merger Consideration” shall have the meaning set forth in Section 3.7(a)(ii).

“Minimum Tender Condition” shall have the meaning set forth in Annex I.

“New Plans” shall have the meaning set forth in Section 7.2(d).

“NYSE” shall mean the New York Stock Exchange.

“Offer Closing” shall have the meaning set forth in Section 2.1(e).

“Offer Closing Date” shall have the meaning set forth in Section 2.1(e).

“Offer Conditions” shall have the meaning set forth in Section 2.1(b).

“Offer Documents” shall have the meaning set forth in Section 2.1(g).

“Old Plans” shall have the meaning set forth in Section 7.2(d).

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Owned Real Property” shall have the meaning set forth in Section 4.15(a).

“Parent” shall have the meaning set forth in the preamble.

“Parent Financial Advisor” shall have the meaning set forth in Section 5.8.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Paying Agency Agreement” shall have the meaning set forth in Section 3.8(a).

“Paying Agent” shall have the meaning set forth in Section 3.8(a).

“Permits” shall have the meaning set forth in Section 4.21.

AGREEMENT AND PLAN OF MERGER

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) set forth in Section 4.15(b) of the Company Disclosure Letter; (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) easements, covenants and rights of way of record and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens, the basis of which are reasonably apparent on the face of the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011; (ix) nonmonetary Liens which do not materially and adversely affect the use or operation of the property subject thereto; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that have not had, and are not reasonably expected to have, a material effect upon the operations of the Company and its Subsidiaries taken as a whole; (xi) statutory, common law or contractual liens of landlords; (xii) with respect to Intellectual Property, restrictions associated with nonexclusive licenses; and (xiii) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or other entity. Unless the context requires otherwise, the term “Person” also shall include any Governmental Authority.

“Preliminary Proxy Statement” shall have the meaning set forth in Section 8.3(c).

“Promissory Note” shall have the meaning set forth in Section 2.3(b).

“Proxy Statement” shall have the meaning set forth in Section 8.3(c).

“Recommendation Change Notice” shall have the meaning set forth in Section 6.3(a).

“Registered Intellectual Property Rights” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Entity in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patent rights.

“Representatives” shall have the meaning set forth in Section 6.2(b).

AGREEMENT AND PLAN OF MERGER

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(g).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short-Form Threshold” shall have the meaning set forth in Section 2.3(b).

“Software” means computer software, including, without limitation, source code, object code, disks, documentation, operating manuals, data bases, web site content, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

“Stockholder Approval” shall have the meaning set forth in Section 4.4.

“Stockholders’ Meeting” shall have the meaning set forth in Section 8.3(a).

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, (iv) any Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, or (v) any other Person whose financial statements are required to be consolidated with the Person in question, pursuant to Regulation S-X or any other rule or regulation promulgated by the SEC.

“Subsidiary Securities” shall have the meaning set forth in Section 4.8(b).

“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction that (a) is fully funded or has fully committed acquisition financing, and (b) the Company Board (or any committee thereof) shall have determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity and business reputation of the Person making such Acquisition Proposal, which Acquisition Proposal represents terms that would result in a transaction that is more favorable to the Company

AGREEMENT AND PLAN OF MERGER

Stockholders (in their capacity as such) from a financial point of view than the Offer and the Merger (taking into account all of the terms and conditions of such proposal (including the form of consideration) and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise)).

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Takeover Laws” shall have the meaning set forth in Section 4.3(a).

“Tax” shall mean any and all U.S. federal, state, local, municipal and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and real and personal property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Termination Fee” shall have the meaning set forth in Section 10.3(b).

“Top-Up” shall have the meaning set forth in Section 2.3(a).

“Top-Up Closing” shall have the meaning set forth in Section 2.3(b).

“Top-Up Shares” shall have the meaning set forth in Section 2.3(a).

“Transfer Taxes” shall have the meaning set forth in Section 7.6.

1.2 Certain Interpretations

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

AGREEMENT AND PLAN OF MERGER

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article X, as promptly as reasonably practicable (and, in any event, within 10 Business Days) after the date of this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Acquisition Sub to, and of Parent to cause Acquisition Sub to, accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Acquisition Sub, and Parent and Acquisition Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Acquisition Sub only with the prior written consent of the Company. Parent and Acquisition Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Acquisition Sub shall not, and Parent shall not permit Acquisition Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate the Offer, or extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (viii) take any action inconsistent with Exchange Act Rule 14d-10 or any other applicable Law or Order. Each holder of shares of Company Restricted Stock may tender pursuant to the Offer all, but not fewer than all, shares of Company Restricted Stock owned by them and, if validly tendered and accepted for payment, the forfeiture restrictions pertaining thereto shall terminate immediately upon

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acceptance for payment, and all such shares so tendered and accepted shall be entitled to receive the Offer Price as payment therefor. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered in the Offer.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares, dividend or distribution of rights, or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(d) Expiration and Extension of the Offer. Unless extended as provided in this Agreement, the Offer shall expire at midnight, New York City time, on the date (the “Initial Expiration Date”) that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms hereof), subject to Parent’s and the Company’s right to terminate this Agreement pursuant to Section 10.1, then Acquisition Sub shall extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, ending no later than the Outside Date to permit such Offer Condition to be satisfied; provided, however, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, the Minimum Tender Condition is the only Offer Condition that has not been satisfied or waived, (i) Acquisition Sub shall extend the Offer and its expiration date beyond the Initial Expiration Date for one or more periods, in consecutive periods of up to ten (10) Business Days each, ending no later than the Outside Date, if and as requested by the Company in writing, or (ii) Acquisition Sub may extend the Offer and its expiration date beyond the Initial Expiration Date for one period of up to ten (10) Business Days. In addition, notwithstanding the satisfaction of any or all of the Offer Conditions, if the Company either receives an Acquisition Proposal or delivers to Parent a Recommendation Change Notice ten (10) or fewer Business Days prior to the Initial Expiration Date or the expiration of any subsequent period of the Offer (but only a period, at the beginning of which the Minimum Tender Condition was not satisfied), and the Company provides Parent with a written request that Acquisition Sub extend the Offer, then Acquisition Sub shall extend the Offer and its expiration date to such date as is necessary to ensure the Offer does not expire until the date that is the earlier of (A) ten (10) Business Days from the date of such request, or for such shorter period as may be specified by the Company in such written request, or (B) if such request is the result of an Acquisition Proposal, and a four (4) Business Day period pursuant to Section 10.1(d)(iv) is commenced during the last four (4) Business Days of such extension period, then the Business Day following the expiration of such four (4) Business Day period or, in either case, for such shorter period as may be specified by the Company in such written request. Notwithstanding anything herein to the contrary, Acquisition Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or any rule or regulation of the NYSE, in each case, applicable to the Offer.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, accept for payment, and pay for (after giving effect to any required withholding Taxes), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be

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extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. At or prior to the Acceptance Time, Acquisition Sub shall pay, and Parent shall cause Acquisition Sub to pay, to the Paying Agent for deposit pursuant to the Paying Agency Agreement an amount in cash equal to the sum of the Offer Price multiplied by the number of shares of Company Common Stock (including Company Restricted Stock) validly tendered in response to the Offer and not theretofore validly withdrawn.

(f) Termination of Offer. The Offer may not be terminated prior to the Initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless this Agreement is validly terminated in accordance with Section 10.1. If this Agreement is validly terminated pursuant to Section 10.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (i) promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and in any event shall not acquire any shares of Company Common Stock pursuant thereto, and (ii) promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Acquisition Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish, or cause to be furnished, to Parent and Acquisition Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Acquisition Sub for inclusion in the Offer Documents. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Acquisition Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all written correspondence between Parent, Acquisition Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Acquisition Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose reasonable comments on such document or response. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

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(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer.

2.2 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) that, subject to Section 6.3, contains the Company Board Recommendation, and promptly thereafter shall mail the Schedule 14D-9 together with the Offer Documents to the holders of the Company Common Stock. Parent and Acquisition Sub shall promptly furnish to the Company in writing all information concerning Parent and Acquisition Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and provide additional information for use in the Offer Documents if and to the extent that such Party determines that failure to include such information would cause the Offer Documents to omit to state any material fact required to be stated therein. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Acquisition Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Acquisition Sub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Acquisition Sub and their respective counsel a reasonable opportunity to review and to propose reasonable comments on such document or response. Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.3, in connection with any filing with the SEC regarding a Company Board Recommendation Change (other than in the Preliminary Proxy Statement or the Proxy Statement), the Company shall not be required to provide Parent or Acquisition Sub the opportunity to review or comment on (or include comments proposed by Parent or Acquisition Sub in) or permit Parent or Acquisition Sub to participate in any discussions with the SEC regarding such filing, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such filing.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Acquisition Sub promptly with mailing labels containing the

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names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Acquisition Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Acquisition Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Acquisition Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

2.3 Top-Up.

(a) Top-Up. The Company hereby grants to Acquisition Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 2.3, and only for so long as this Agreement has not been terminated pursuant to Section 10.1, to purchase at a price per share equal to the Offer Price, up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly and indirectly owned by Parent and its Subsidiaries at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 90% (determined on a fully diluted basis) of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised (i) to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock that can be issued without the Company being obligated to obtain stockholder approval pursuant to NYSE Rule 312.03(c), (ii) unless the Offer Closing shall have occurred, and (iii) unless, immediately after such exercise, Parent and its Subsidiaries would own more than 90% of the Company Common Stock then outstanding on a fully diluted basis. The Top-Up shall be exercisable only once.

(b) Exercise of Top-Up; Top-Up Closing. Subject to the limitations set forth in Section 2.3(a) and the satisfaction of the conditions to the Merger, including Section 9.1(b), if there shall have not been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Subsidiaries, would represent at least 90% of the shares of the Company Common Stock outstanding (determined on a fully diluted basis) on the Offer Closing Date (the “Short-Form Threshold”), Acquisition Sub shall be required to exercise, and shall be deemed to have exercised, the Top-Up for such number of Top-Up Shares as is necessary for Acquisition Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing Date), deliver written notice to Acquisition Sub specifying, based on the information provided by Acquisition Sub in its notice, the number of Top-Up Shares to be purchased. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 3.2, and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Acquisition Sub to the Company to purchase the Top-Up Shares shall be

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paid to the Company, at Acquisition Sub’s option, (i) in cash, by wire transfer of same-day funds; or (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Acquisition Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Acquisition Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration. Parent and Acquisition Sub acknowledge that the Top-Up Shares that Acquisition Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act, and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Acquisition Sub hereby represents and warrants to the Company that Acquisition Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(c) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

2.4 Notices of Guaranteed Delivery. For purposes of this Agreement, including the exercise of the Top-Up, and the Offer, unless otherwise mutually agreed to by the Company and Acquisition Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Acquisition Sub.

2.5 Board of Directors.

(a) Subject to compliance with applicable Law, promptly upon the Acceptance Time and from time to time thereafter, and subject to Section 2.5(c), Acquisition Sub shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the Company Board as will give Acquisition Sub representation on the Company Board equal to the product of the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.5) and the percentage that the number of shares of Company Common Stock beneficially owned by Parent or its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use reasonable best efforts to, upon Parent’s request, promptly, at Parent’s election, either increase the size of the Company Board or seek and accept the resignation of such number of directors as is necessary to enable Parent’s designees to be elected to the Company Board and to cause Parent’s designees to be so elected. At such times, subject to Section 2.5(c), the Company will cause individuals designated by Parent to constitute the number of members of each committee of the Company Board, rounded up to the next whole number, that represents the same percentage as such individuals

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represent on the Company Board, other than any committee of the Company Board established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 2.5(c)).

(b) The Company’s obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.5, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.5 and the U.S. federal securities laws. Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(c) In the event that Parent’s designees are elected or designated to the Company Board, then, until the Effective Time, the Company shall cause the Board of Directors of the Company to have at least two directors who are (i) directors on the date of this Agreement, (ii) independent directors for purposes of the continued listing requirements of the NYSE and (iii) reasonably satisfactory to Parent (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of Company or its subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of the Company Board at the time of the execution of this Agreement shall be entitled to designate two Persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Acquisition Sub and shall be reasonably satisfactory to Parent, and such Persons shall be deemed Independent Directors for purposes of this Agreement. Following the Acceptance Time and prior to the Effective Time, Parent and Acquisition Sub shall cause any amendment or termination of this Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition Sub or Parent or waiver of any of the Company’ rights under this Agreement or other action adversely affecting the rights of the Company Stockholders (other than Parent or Acquisition Sub), not to be effected without the affirmative vote of a majority of the Independent Directors. Following the Acceptance Time and prior to the Effective Time, neither Parent nor Acquisition Sub shall take any action to remove any Independent Director absent cause.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time. At and following the Effective Time, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

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3.2 The Closing. The closing of the Merger (the “Merger Closing”) shall take place at 10:00 a.m., on a date to be specified by the Parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Davis Wright Tremaine LLP, located at 1300 SW Fifth Avenue, Suite 2400, Portland, Oregon 97201, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

3.3 The Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

3.4 Effect of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, Liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, Liabilities, debts and duties of the Surviving Corporation. Immediately prior to the Merger, the forfeiture restrictions pertaining to all shares of Company Restricted Stock not validly tendered and accepted for payment pursuant to the Offer shall terminate, and all such vested shares of Company Restricted Stock shall be treated identically to all other shares of Company Common Stock with respect to the payment of Merger Consideration.

3.5 Certificate of Incorporation and Bylaws

(a) At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit C attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation subject to Section 7.1(a).

(b) The Parties shall take all necessary action such that, at the Effective Time, the Company By-Laws as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit D attached hereto and, as so amended, shall be the by-laws of the Surviving Corporation subject to Section 7.1(a).

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3.6 Directors and Officers

(a) Directors. The Parties shall take all necessary action such that the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

3.7 Effect on Capital Stock

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Capital Stock of Acquisition Sub. Each share of capital stock of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(ii) Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) shares of the Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) except as provided in Section 3.7(c), the Appraisal Shares) shall be automatically converted, subject to Section 3.7(b), into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence to the reasonable satisfaction of Parent, of such shares of Company Common Stock in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(iii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 2.1(c), if at any time during the period between the date of this Agreement and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time,

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the Merger Consideration as provided in Section 3.7(a)(ii) shall be equitably adjusted to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.7(a)(ii), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(d) Company Restricted Stock. Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer. Effective upon the acceptance for payment by Acquisition Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse. Immediately prior to the Merger, the forfeiture restrictions pertaining to all shares of Company Restricted Stock not validly tendered and accepted for payment pursuant to the Offer shall terminate, and all such vested shares of Company Restricted Stock shall be treated identically to all other shares of Company Common Stock with respect to the payment of Merger Consideration. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under the Company Stock Plan and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(e) Company Options. Neither Parent nor Acquisition Sub shall assume any Company Stock Options in connection with the Offer, Merger or any other transactions contemplated by this Agreement. At the Acceptance Time, each outstanding, unexpired and unexercised Company Stock Option shall vest and become exercisable. To the extent not exercised prior to the Acceptance Time, then upon the Effective Time each Company Stock Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Stock Option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Merger

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Consideration minus (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, and (iii) reduced by applicable withholding Taxes; provided that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof. The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Stock Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

3.8 Exchange of Certificates

(a) Payment Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). If any holder of Appraisal Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement with respect to such Appraisal Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.7(a)(ii), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

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(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be promptly delivered to Parent and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all Liens, claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the entering into of an indemnity with respect to such Certificate and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the “Company Equity Awards”), as applicable, such amounts as Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent.

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3.9 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company with, or furnished by the Company to, the SEC between September 30, 2011 and the date hereof (excluding, in each case, any disclosure set forth in any risk factor section or in any other disclosure to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized and validly existing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and Assets. The Company is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, likely to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Company Certificate of Incorporation and Company By-Laws, as amended to date. Section 4.1 of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries are organized and qualified to do business.

4.2 Corporate Power; Enforceability. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject, in the case of the Merger, to obtaining the Stockholder Approval if required under applicable Law, to consummate the transactions contemplated hereby. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than, in the case of the Merger, obtaining the Stockholder Approval if required by applicable Law and filing

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the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, and the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (x) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (y) is subject to general principles of equity (clause (x) and (y) collectively, the “Enforceability Exception”).

4.3 Board Actions.

(a) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (iii) declaring that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company Stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve and adopt this Agreement and the Merger (this clause (v), the “Company Board Recommendation”), (vi) assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), causing any restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Acquisition Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing not to apply or to have been satisfied with respect to each of Parent, Acquisition Sub and their respective Affiliates solely with respect to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn and (vii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder. Subject to Section 6.3, the Company Board has not rescinded, modified or withdrawn such resolutions in any way.

(b) The Company Board has taken all necessary action, if any, so that none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement will result in the distribution of any rights or the occurrence of any triggering event under any stockholder rights plan, poison pill, or similar plan or arrangement.

4.4 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7, to the extent required by applicable Law, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

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4.5 Non-Contravention.

(a) The execution and delivery by the Company of this Agreement do not and, the performance by the Company of its covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, (a) violate or conflict with any provision of (i) the Company Certificate of Incorporation or the Company By-Laws or (ii) the comparable organizational documents of any of the Company’s Subsidiaries, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (b) subject to obtaining such Consents set forth in Section 4.5 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, modification or acceleration of any obligation or the loss of a benefit under, any Contract to which the Company or any of its Subsidiaries are a party or any of their respective properties or other Assets are subject, (c) assuming the Consents referred to in Section 4.5 of the Company Disclosure Letter are obtained or made, and assuming the accuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a), and subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or Assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, (1) a Company Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations hereunder or (3) prevent or materially delay the consummation by the Company of the transactions contemplated hereby. Section 4.5 of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated herein (whether or not subject to the exceptions set forth with respect to clauses (a)(ii), (b), (c) and (d) above).

(b) Assuming compliance by Parent and Acquisition Sub with their obligations hereunder and the accuracy of the representations and warranties made by Parent and Acquisition Sub herein, no takeover-related provision in the Company Certificate of Incorporation or Company By-Laws, would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Acquisition Sub to any material impediment or material condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

4.6 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, except (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with

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any applicable requirements of the Exchange Act, including the Schedule 14D-9 and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, (d) any filings or notices required under the rules and regulations of the NYSE and (e) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect, or impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

4.7 Company Capitalization

(a) As of October 31, 2012, the authorized capital stock of the Company consisted of (i) 12,500,000 shares of Company Common Stock, of which 7,834,857 shares were issued, 7,502,262 shares were outstanding (including 125,025 shares of unvested restricted stock), and 332,595 shares where held by the Company in treasury, (ii) 50,000,000 shares of Company Preferred Stock, of which no series had been designated or reserved, and of which no shares were issued and outstanding, and (iii) 596,962 shares of Company Common Stock were issuable upon exercise of outstanding Company Options granted pursuant to the Company Stock Plans. Of the shares of Company Common Stock outstanding at such date, a total of 125,025 shares were restricted stock issued under the Company Stock Plans, of which none were then vested. As of October 31, 2012, there were 235,666 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. Section 4.7(a) of the Company Disclosure Letter sets forth a complete and correct list of all Company Options as of October 31, 2012 with an exercise price less than or equal to the Offer Price, including the name of the holder of each Company Option, the number of shares of Company Common Stock subject to each such Company Option and the per share exercise price thereof. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Since October 31, 2012, other than as set forth on the Company Disclosure Letter, the Company has not (i) issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock. Section 4.7 of the Company Disclosure Letter contains a correct and complete list as of the date hereof of Company Options, Company Restricted Stock and any other equity based award granted under the Company Stock Plans, including the holder, date of grant, term, number of shares, and, where applicable, exercise price and vesting schedule.

(c) Except as set forth in this Section 4.7 or Section 4.8(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible or exercisable into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligates the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no stock appreciation rights, “phantom” stock

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rights, performance units or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to (A) the terms of the Company Stock Plan or (B) in the ordinary course of business consistent with past practice. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d) Each Company Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option, (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company SEC Reports, respectively, and (v) complies in all material respects with the requirements of Section 409A of the Code.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company or any of its Subsidiaries.

4.8 Subsidiaries

(a) Each of the Company’s Subsidiaries (provided that, with respect to those Subsidiaries identified in Section 6.1(d) of the Company Disclosure Letter, this representation and warranty will only be made as of the Closing Date and only with respect to any such Subsidiary that has not been dissolved prior to such date pursuant to Section 6.1(d)) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent either such concept is recognized under applicable Law). Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and Assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent either such concept is recognized under applicable Law), except where the failure to be so qualified or in good standing is not, individually or in the aggregate, likely to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and by-laws, or the comparable governing documents, of each Subsidiary.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (collectively, the “Subsidiary Securities”) (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. Section 4.8 of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any

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other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, Equity Interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act.

4.9 Company SEC Reports. Since September 30, 2009, the Company has timely filed with or furnished to the SEC all forms, reports, statements, schedules, certificates and other documents that have been required to be filed or furnished by it under applicable Laws. References herein to the term “Company SEC Reports” shall mean all information filed, furnished or incorporated by reference in any report, form, schedule, statement, certificate or other document required to be filed by the Company since September 30, 2009, including any exhibits and amendments thereto. The Company has made available to Parent true, complete and unredacted copies of (i) Company SEC Reports filed or furnished prior to the date of this Agreement, in each case to the extent not publicly filed in unredacted form and (ii) all correspondence between the Company (or on its behalf) and the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents under the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers, and, to the Knowledge of the Company, each of its directors, is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.10 Company Financial Statements

(a) Each of the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) filed in or incorporated by reference into the Company SEC Reports complied, at the time it was so filed or incorporated, as to form in all material resects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared from the books and records of the Company in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows, on a consolidated basis, for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). The Company Balance Sheet was prepared from the books and records of the Company in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of

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the date thereof. The Company Interim Balance Sheet was prepared by the Company’s management from the books and records of the Company in accordance with GAAP consistently applied (except as may be indicated in the notes thereto and subject to normal year-end adjustments) and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof; provided, however, that the Company Interim Balance Sheet: (i) does not contain footnotes; (ii) is subject to normal non-recurring end-of-period adjustments; (iii) is unaudited, unreviewed and uncompiled; and (iv) does not include or contemplate adjustments that would or might reasonably be expected to arise upon a formal closing of the Company’s books and records as of the end of a scheduled financial reporting period, consistent with past practice.

(b) The Company maintains such “internal control over financial reporting” and such “disclosure controls and procedures” (as each such term is defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, since September 30, 2011, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company.

(e) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or Liabilities of, the Company or any of its Subsidiary’s in the Company’s or such Subsidiary’s published financial statements or other Company SEC Report.

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4.11 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act; provided, however, that to the extent any such document contains information provided or required to be provided by or on behalf of Parent or Acquisition Sub or any Affiliate of Parent or Acquisition Sub, the term “Company Disclosure Documents” shall not apply to any such information.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.11 will not apply to statements included in, or omissions from, the Company Disclosure Documents based upon information furnished to the Company by or on behalf of Parent or Acquisition Sub specifically for inclusion in the Company Disclosure Documents.

(c) The information with respect to the Company or any of the Company’s Subsidiaries that the Company furnishes to Parent or Acquisition Sub expressly for use in the Schedule TO and the Offer Documents, on the date the Company Disclosure Documents are first mailed to the Company Stockholders will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or readily apparent in the notes thereto, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business. No representation or warranty is made in this Section 4.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, which are covered solely in Section 4.17, (c) applicable laws with respect to Taxes, which are covered solely in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered solely in Section 4.19, (e) labor law matters, which are covered solely in Section 4.20, or (f) Environmental Laws, which are covered solely in Section 4.23.

4.13 Absence of Certain Changes

(a) Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any fact, circumstance or development, which, individually or in the aggregate has had or is reasonably likely to have a Company Material Adverse Effect.

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(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1(b) (other than Section 6.1(b)(i)) if proposed to be taken after the date hereof.

4.14 Material Contracts

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries spent or received, or is reasonably likely to spend or receive, in the aggregate, more than $300,000 during the current or the preceding fiscal year of the Company or any of its Subsidiaries;

(iii) any Contract that requires the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any Person or that upon consummation of the Merger will require Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any Person;

(iv) any Contract to which the Company or any of its Subsidiaries is a party that contains any covenant by the Company or any of its Subsidiaries to not engage in any line of business or to not engage in its business, or otherwise restricts the Company or its Subsidiaries from freely operating, in any geographic location;

(v) any Contract (A) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of Assets other than in the ordinary course of business consistent with past practice, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business;

(vi) any Contract that relates to any acquisition by the Company or any of the Company Subsidiaries of any business pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations;

(vii) any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(viii) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any Asset) outside the ordinary course of business;

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(ix) any Contract providing for capital expenditures or leasehold improvements in excess of $150,000;

(x) any secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or any of its Subsidiaries;

(xi) any Contract that is between the Company or any Company Subsidiary and (x) any director or executive officer of the Company or any Company Subsidiary, or (y) any Affiliate of any such Person identified in the preceding clause (x);

(xii) any Contract that includes any presently executory or contingent guarantee of the obligations of any Person that is not the Company or any Company Subsidiary;

(xiii) any Contract that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any equity interests of any Person; and

(xiv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above.

(b) Section 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Exception, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that have not had, individually or in the aggregate, a Company Material Adverse Effect.

4.15 Real Property

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned by the Company or its Subsidiaries (such property, the “Owned Real Property”). The Company has made available to Parent a complete and accurate copy of all material documents pertaining to any Lien on any of the Owned Real Property (other than for Liens relating to Taxes occurring in the ordinary course of the Company’s business). The Company and its Subsidiaries have and own good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or any interest therein. The Owned Real Property, and the Company’s and its Subsidiaries’ operations therein, are in compliance with all Laws in all material respects.

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(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has made available to Parent a complete and accurate copy of all Leases of Leased Real Property. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) All of the Leases set forth in Section 4.15(a) or Section 4.15(b) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except in each case, for such breaches or defaults that has not had, individually or in the aggregate, a Company Material Adverse Effect.

4.16 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and the Company and its Subsidiaries are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company or to the applicable Subsidiary (provided that, with respect to those Subsidiaries identified in Section 6.1(d) of the Company Disclosure Letter, this representation and warranty will only be made as of the Closing Date and only with respect to any such Subsidiary that has not been dissolved prior to such date pursuant to Section 6.1(d)), free and clear of all Liens other than Permitted Liens.

4.17 Intellectual Property

(a) Section 4.17(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights and, if applicable, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded; (ii) any claims, suits, actions, or proceedings pending with respect to any Company Registered Intellectual Property Rights; and (iii) each material license, sublicense or agreement pursuant to which the Company or its Subsidiaries has granted rights to any third Person pertaining to the Company Intellectual Property Rights, or pursuant to which a third Person has granted the Company or its Subsidiaries rights with respect to any Intellectual Property. To the Knowledge of the Company, each material item of Company Registered Intellectual Property Rights is valid and subsisting as of the date of this Agreement.

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(b) As of the date hereof, (i) the Company owns or has a valid and enforceable right to use the Company Intellectual Property Rights; (ii) the conduct of the Company’s or its Subsidiaries’ business does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of a third Person; and (iii) no third Person infringes, misappropriates or otherwise violates the Company Intellectual Property Rights.

(c) Since December 31, 2006, the Company or its Subsidiaries have not received written or, to the Knowledge of the Company, oral notice of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third Person. As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use by the Company or its Subsidiaries of any Company Intellectual Property Rights.

4.18 Tax Matters

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all Tax Returns that were required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all current or deferred Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time. No written claim has been made within the most recent three (3) years by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to extend the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the Assets of the Company or its Subsidiaries for Taxes.

(b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) No audit of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit.

(d) Neither the Company nor any of its Subsidiaries has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

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(e) Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Section 355 or Section 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) in connection with the transactions contemplated by this Agreement.

(g) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treas. Reg. § 1.6011-4(b)(2).

(h) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to or bound by any Tax sharing or allocation agreement and (iii) any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract, or otherwise.

4.19 Employee Plans

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, Contract or policy (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material Liability (together the “Employee Plans”).

(b) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) Each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in

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Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(g) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, development or event has occurred or exists since the date of such determination or opinion letter that has materially and adversely affected the qualified status of any such Employee Plan.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(i) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(j) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of facts in connection with which the Company or any of its Subsidiaries could be subject to any liability (other than routine benefits Liabilities) under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law.

(k) Except as required by applicable Law or this Agreement, no term under any Employee Plan (other than any employment, change of control or similar agreement or any international Employee Plan) exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(l) No deduction for federal income tax purposes is expected by the Company to be disallowed for material remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

4.20 Labor Matters

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or

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trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c) The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

4.21 Permits. The Company and its Subsidiaries have, and are in compliance in all material respects with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities material to the conduct of their businesses as currently conducted (“Permits”). No suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, and all such Permits are valid and in full force and effect. No representation or warranty is made in this Section 4.21 with respect to Environmental Permits, which are covered solely in Section 4.23.

4.22 Compliance with Laws. The Company and each of its Subsidiaries is, and at all times since the earlier of January 1, 2007 or the commencement of the applicable statutory limitations period, has been, in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries or their respective Assets. No representation or warranty is made in this Section 4.22 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.6 and Section 4.9, (b) intellectual property and related matters, which are covered solely in Section 4.17, (c) applicable laws with respect to Taxes, which are covered solely in Section 4.18, (d) ERISA and other employee benefit-related matters, which are covered solely in Section 4.19, (e) labor law matters, which are covered solely in Section 4.20, or (f) Environmental Laws, which are covered solely in Section 4.23.

4.23 Environmental Matters.

(a) The Company and its Subsidiaries are, and since December 31, 2011 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

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(b) The Company and its Subsidiaries have obtained and are, and since December 31, 2011 have been, in compliance in all material respects with all Environmental Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance in all material respects with applicable Environmental Laws and, if applicable, Environmental Permits, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

This Section 4.23 is the sole and exclusive representation and warranty related to Environmental Laws, Environmental Permits, Hazardous Substances and any related matter.

4.24 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective Assets of the Company or any of its Subsidiaries that is, individually or in the aggregate, likely to result in a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Offer, the Merger or other transactions contemplated by this Agreement.

4.25 Insurance. All material policies of insurance maintained by the Company or any of its Subsidiaries are in full force and effect, no notice of cancellation or non-insurability has been received with respect to such policies (other than in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Section 4.25 of the Company Disclosure Letter sets forth a list of each material current insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage.

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4.26 Related Party Transactions. Except (a) for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, (b) as set forth in Section 4.26 of the Company Disclosure Letter and (c) as disclosed in the Company SEC Reports filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, within the three-year period preceding the date of this Agreement, in each case, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.27 Certain Business Practices. None of the Company, any of its Affiliates or any of their respective directors, officers, employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) violated any applicable money laundering or anti-terrorism Law. The Company and its Affiliates and their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws with respect to the Company, including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). In this regard, the Company and its Affiliates and their respective directors, officers, employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of the Company, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

4.28 Brokers. Except for Houlihan Lokey Capital, Inc. (the “Financial Advisor”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Financial Advisor has performed services for the benefit of the Company and the Company Board and not in any respect for any other Person in connection with the Merger, the Offer and the other transactions contemplated hereunder. The Company shall be responsible for paying the fees and expenses of the Financial Advisor.

4.29 Opinion of Financial Advisors. The Company Board has received the opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and other matters set forth therein, each of the Offer Price and the Merger Consideration to be received by the holders of Shares of Company Common Stock is fair to such holders from a financial point of view, a signed copy of such opinion has been, or will promptly be, delivered to Parent. The Company has obtained the authorization of the Financial Advisor to include a copy of such opinion in the Schedule 14D-9 and, if applicable, the Proxy Statement or in any information statement that may be sent to Company Stockholders in lieu of a Proxy Statement in connection with the Merger. The Company has provided, or promptly following the execution and delivery of this Agreement shall provide, to Parent an accurate and

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complete copy of such opinion; provided, however, that Parent acknowledges on its own behalf and on behalf of its Affiliates that no Person other than the Company or the Company Board (as identified in the text of such opinion) shall be entitled to rely thereon in the absence of an express written statement by the Financial Advisor to the contrary.

4.30 Estimates and Projections. The Estimates and Projections were prepared in good faith and with due care consistent with past practices based on management of the Company’s reasonable estimates and assumptions at the time and constituted, at such time, the Company’s good faith belief with regard to the Estimates and Projections.

4.31 State Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.7, to the Knowledge of the Company, no restrictions of any Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Offer, the Top-Up, the Merger or any of the other transactions contemplated by this Agreement.

4.32 No Other Representations or Warranties of Parent or Acquisition Sub. Except for the representations and warranties set forth in ARTICLE V, the Company hereby acknowledges and agrees that (a) neither Parent nor any of its Subsidiaries (including Acquisition Sub), nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Acquisition Sub, or the other Subsidiaries of Parent, or with respect to any of their respective business or operations, including with respect to any information provided or made available to the Company or its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither Parent nor any of its Subsidiaries (including Acquisition Sub), nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by the Company, its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by Parent, any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company jointly and severally as follows:

5.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Acquisition Sub is a corporation duly organized and validly existing under Delaware Law and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Acquisition Sub is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Acquisition Sub.

5.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and, subject to either the adoption of this Agreement by Parent in accordance with Section 7.6 or the adoption of resolutions by the board of directors of Acquisition Sub in accordance with Section 8.3(f), to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub, and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby other than either the adoption of this Agreement by Parent in accordance with Section 7.6 or the adoption of resolutions by the board of directors of Acquisition Sub in accordance with Section 8.3(f). This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Exception.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound

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or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the Schedule TO, the Offer Documents and, if required by applicable Law, the Proxy Statement, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent or any of its Affiliates, threatened in writing against or affecting Parent or Acquisition Sub or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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5.7 Ownership of Company Capital Stock.

(a) None of Parent, Acquisition Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any shares of Company Common Stock or Company Securities or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement; provided that neither Parent nor Acquisition Sub makes any representation with respect to any such ownership by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Parent’s or Parent’s controlled Affiliates’ employees, (ii) any employee benefit plan of Parent or Parent’s controlled Affiliates for which investment decisions are made by an independent trustee or (iii) any stock portfolio not controlled or managed by Parent or any of Parent’s controlled Affiliates which invest in the Company (but not principally the Company) among other companies.

5.8 Brokers. Except for Arc Securities, LLC (the “Parent Financial Advisor”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Parent, Acquisition Sub or their respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub. The Parent Financial Advisor has performed services solely for the benefit of Parent, Acquisition Sub and their respective Affiliates, and not in any respect for any other Person in connection with the Merger, the Offer or any of the other transactions contemplated hereby. Parent shall be responsible for paying the fees and expenses of the Parent Financial Advisor.

5.9 Operations and Ownership of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no Liabilities or obligations other than as contemplated by this Agreement. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Acquisition Sub, free and clear of all Liens.

5.10 Financing. Except as expressly authorized by the Company Board, Parent has directly or through one or more affiliates, sufficient funds available to consummate the Offer and to pay the Merger Consideration on the terms contemplated by this Agreement and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to Acquisition Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and required to be paid in connection with the Merger and the other transactions contemplated hereby.

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5.11 Stockholder and Management Arrangements. Except as expressly authorized by the Company Board in writing, neither Parent or Acquisition Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or compensation) from and after the Effective Time. Parent and Acquisition Sub have delivered to the Company complete and correct copies of any such Contract.

5.12 No Other Company Representations or Warranties. Except for the representations and warranties set forth in ARTICLE IV, Parent and Acquisition Sub hereby acknowledge and agree that neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, Acquisition Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives, advisors, or any other Person. Except for the representations and warranties of the Company expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives, advisors, nor any other Person, assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to Parent, Acquisition Sub, or the Affiliates or Representatives of any of them, by or on behalf of the Company

5.13 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations (collectively, the “Estimates and Projections”). Parent and Acquisition Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, (b) that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto except with respect to the representations and warranties set forth in ARTICLE IV. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that, except with respect to the representations and warranties set forth in ARTICLE IV none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or

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advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 or the Acceptance Time, the Company and each of its Subsidiaries shall (A) use commercially reasonable efforts to carry on the Company’s consolidated business in the usual, regular and ordinary course, and (B) use commercially reasonable efforts, consistent with past practices and policies, to preserve substantially intact the Company’s consolidated business organization and preserve their respective relationships and goodwill with customers, suppliers, licensees, manufacturers, distributors, creditors, lessors, employees and other business associates and other Persons with whom the Company or any of its Subsidiaries has significant business relations.

(b) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 or the Acceptance Time, the Company shall not, and shall not permit any of its Subsidiaries (it being agreed that if any action is expressly permitted by any of the following subsections or by consent of Parent or Acquisition Sub, such action shall be permitted under Section 6.1(a)) to:

(i) take any action that would, or may reasonably be expected to, have a Company Material Adverse Effect;

(ii) amend its certificate of incorporation or bylaws or comparable organizational documents;

(iii) issue, sell, encumber, dispose of, grant, deliver or agree or commit to issue, sell, encumber, dispose of, grant, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding as of the date hereof following the exercise or vesting thereof;

(iv) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or vesting of Company Restricted Stock;

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(v) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(vi) propose or adopt a plan of merger, liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement;

(vii) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities, (C) purchase money financings and capital leases entered into in the ordinary course of business and (D) business expense advances in the ordinary course of business to employees of the Company or any of its Subsidiaries;

(viii) other than pursuant to the terms of Contracts in effect as of the date of this Agreement and provided to Parent prior to the date of this Agreement, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than investments in cash and cash equivalents and other investments that would constitute short-term investments on the balance sheet of the Company and other than in the Company or any direct or indirect wholly owned Subsidiary of the Company);

(ix) (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(x) commence or join any Legal Proceeding or settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceeding that (A) is reflected or reserved against in the Company Balance Sheet and (B) does not include any obligation to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole;

(xi) except as may be required as a result of a change in applicable Law or in GAAP, adopt any material change of accounting principles or practices;

(xii) (A) make or change any material Tax election, (B) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) file or amend any material Tax return, or (E) take any action which would materially adversely affect the Tax position of the Company or any of its Subsidiaries;

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(xiii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any Equity Interest therein or (B) dispose of any Assets which are material to the Company and its Subsidiaries, individually or taken as a whole;

(xiv) dispose of or permit to lapse any ownership or right to use, or fail to protect, defend or maintain the ownership, validity or registration of any Company Intellectual Property or disclose to any third party any confidential or proprietary information other than in the ordinary course of business;

(xv) enter into any successive collective bargaining agreements or tentative agreements, extend the terms of any collective bargaining agreements, or modify any provision of any collective bargaining agreements, or enter into negotiations regarding any collective bargaining agreement with any labor union or any other Contract with any trade union or other organization representing employees of the Company or any Subsidiary;

(xvi) adopt, propose, effect or implement any “stockholder rights plan,” “poison pill” or similar arrangement;

(xvii) create or incur any Lien (other than Permitted Liens) on any material Assets;

(xviii) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or amend, modify or terminate any Material Contract, or cancel, modify or waive any debts, rights or claims thereunder;

(xix) make or authorize any capital expenditures in excess of $150,000 individually or $500,000 in the aggregate;

(xx) take any action or omit to take any action that is reasonably likely to prevent, interfere with or delay the consummation of the Merger or result in any of the conditions to the Merger set forth in Article IX not being satisfied; or

(xxi) agree, authorize or commit to do any of the foregoing.

(c) Notwithstanding anything contained herein to the contrary, immediately prior to the Merger Closing Date, the Company shall (i) pay substantially all (but at a minimum any amounts for which an invoice has been received), and accrue the unpaid balance thereof on the balance sheet of the Company as of the Merger Closing Date, of the aggregate amount of all fees, costs and expenses incurred by, paid by, to be incurred by or to be paid by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries is or becomes liable (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the Merger Closing to any attorneys, accountants, or other advisors (including the fees and expenses of their respective counsel and representatives but not including amounts payable to investment banking firms, financial advisors, brokers or finders), in connection with this Agreement or the transactions contemplated hereby, (ii) pay all of the aggregate amount of the fees, costs and expenses incurred by, paid by, to be incurred by or to be paid by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries is or becomes liable (whether or not billed) at any time to any investment banking firms, financial advisors, brokers or finders and any transaction bonuses or retention bonuses to be paid to any executive officer of the Company or any of its Subsidiaries as a result of or in connection with this Agreement or the transactions contemplated hereby and (iii) pay substantially all, and

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accrue the unpaid balance thereof on the balance sheet of the Company as of the Merger Closing Date, of any change of control, severance or similar payments (but not transaction bonuses or retention bonuses required to be paid pursuant to clause (ii)) required to be paid, or reasonably likely to be paid, to any executive officer of the Company or any of its Subsidiaries as a result of or in connection with this Agreement or the transactions contemplated hereby. The Company shall provide written evidence of such payments and accruals to Parent in form and substance reasonably satisfactory to Parent.

(d) Notwithstanding anything contained herein to the contrary, prior to the Merger Closing Date, the Company shall use its reasonable best efforts to dissolve each of its Subsidiaries identified in Section 6.1(d) of the Company Disclosure Letter.

(e) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and require the prompt return or destruction of all confidential information previously furnished.

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 or the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”), directly or indirectly, to (i) solicit, initiate or induce the making, submission or announcement of, or encourage or assist, or take any action designed to, or which could reasonably be expected to facilitate, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any information (other than information made publicly available by the Company in the ordinary course of business and consistent with past practice) relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, Assets, books, records or other non-public information, or to any management personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations, or cooperate in any way, with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal or fail to reconfirm the Company Board Recommendation, (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent, or (vi) adopt or recommend, or publicly propose to adopt or recommend, or enter into any Contract contemplating, constituting or otherwise relating to, or intended to or could reasonably be expected to lead to, an Acquisition Transaction (other than an Acceptable Confidentiality Agreement pursuant to Section 6.2(c)); provided, however, that none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any Persons or group of Persons who has made an Acquisition

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Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.2(b) by the Company.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company, the Company’s Subsidiaries, the Company’s Representatives and the Company’s Subsidiaries’ Representatives may, subject to compliance with Section 6.2(d) (i) participate or engage in discussions or negotiations with any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal after the date hereof that was not made in violation of Section 6.2(b) that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, or (ii) furnish to any Person or group of Persons that has made a bona fide, unsolicited Acquisition Proposal after the date hereof that was not made in violation of Section 6.2(b) that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, any non-public information relating to the Company or any of its Subsidiaries, and/or afford to any such Person or group of Persons access to the business, properties, Assets, books, records or other non-public information, or to any management personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, if and only to the extent that in connection with the foregoing clauses (i) and (ii), the Company Board concludes in good faith (after consultation with its outside counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company gives Parent written notice of the identity of such Person or group of Persons and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person or group of Persons, and (B) contemporaneously with furnishing any non-public information to such Person or group of Persons, the Company furnishes such non-public information to Parent (which may be by posting to the “virtual data room” available to Parent and its Representatives, provided that Parent receives written or electronic notice of any such posting) to the extent such information has not been previously furnished to Parent.

(d) The Company shall promptly (and in any event within 24 hours of learning of the relevant information) notify Parent (1) if the Company receives (i) any Acquisition Proposal (or any amendments or updates thereto), (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, and (2) of the terms and conditions of such Acquisition Proposal, request or inquiry, and provide copies of such Acquisition Proposal (if it was made in writing) and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry.

6.3 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify in a manner adverse to Parent in any material respect, or publicly propose to

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withhold, withdraw, qualify, amend or modify in a manner adverse to Parent in any material respect, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board (or any committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or any committee thereof) may effect a Company Board Recommendation Change if, in response to events, facts or circumstances other than an Acquisition Proposal or Superior Proposal, (i) the Company Board (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to the Company Stockholders under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not, in and of itself, constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending four (4) Business Days later at 5:00 p.m. Pacific Time (it being understood that any amendment or update of such Recommendation Change Notice shall be considered a new Recommendation Change Notice and shall start a new four (4) Business Day period); and (iv) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Board Recommendation Change would continue to reasonably be expected to result in a breach of its fiduciary duties to the Company Stockholders.

(b) Nothing in this Agreement shall prohibit the Company Board (or any committee thereof) from (i) taking and disclosing to the Company Stockholders a position statement in accordance with Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders with respect to matters other than Parent, Acquisition Sub, this Agreement, or the transactions contemplated hereby, if the Company Board (or any committee thereof) determines in good faith (based upon the written opinion of its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that, for the purposes of clarity, any Company Board Recommendation Change will be subject to the terms and conditions of this Agreement. Nothing in this Section 6.3(b) requiring an opinion of the Company’s counsel shall be inferred as giving rise to a duty of such counsel to any Person other than the Company, nor shall any such opinion, if delivered, be considered a third-party legal opinion within the generally accepted meaning of such term.

6.4 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 or the Effective Time, the Company shall afford, and shall cause its Subsidiaries to afford, Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable

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access during normal business hours, upon reasonable notice, to the Assets, properties, books, records, agreements and directors, managers, officers, representatives, customers and suppliers of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (iii) access to such documents or information would violate any obligation of confidentiality by the Company or a Subsidiary of the Company, or (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or Assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the prior written consent of the Company, which consent shall not be unreasonably conditioned, withheld or delayed. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

6.5 Certain Litigation. Each Party hereto shall promptly advise the other Parties hereto of any litigation commenced after the date hereof against such Party or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, and shall keep the other Parties hereto reasonably informed regarding any such litigation. The Company shall give Parent the reasonable opportunity to participate, at Parent’s expense, in the defense or settlement of any such litigation against the Company or Company Board, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed.

6.6 Section 16(b) Exemption: Rule 14d-10(d).

(a) The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b) Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its compensation committee or its Independent Directors, to the extent required) shall use

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commercially reasonable efforts to cause each employment compensation, severance and employee benefit agreement, arrangement or understanding entered into by the Company on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officers, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.7 Stock Exchange Delisting. Prior to the Merger Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VII

COVENANTS OF PARENT AND ACQUISITION SUB

7.1 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) any indemnification, expense advancement and exculpation provision set forth in any certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement and (ii) all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director, officer, employee or agent of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries, and the successors in interest of each of them, to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) In addition to the provisions of Section 7.1(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry directly or indirectly arises out of or pertains to (i) any event, circumstance or occurrence related to such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other

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Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable expenses and attorneys’ fees) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for advancement under this Section 7.1(c), then the right to advancement asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(d) In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) Parent shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.1(d) or elsewhere in this Agreement, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(e) Prior to the Effective Time, the Company shall, in consultation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to), as of the Effective Time, obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Persons, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid

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insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Persons, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Persons as provided in the existing policies as of the date of this Agreement, from an insurance carrier with the same or better rating as the Company’s current insurance carrier); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an aggregate premium amount in excess of $200,000; and, provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(f) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties or assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.1.

(g) The obligations set forth in this Section 7.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other Person who is a beneficiary under the “tail” policy referred to in Section 7.1(c) or the D&O Insurance (or, if applicable, the heirs and representatives of such Person). Each of the Indemnified Persons or other Persons who are beneficiaries under the “tail” policy referred to in Section 7.1(e) or the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries under the “tail” policy referred to in Section 7.1(e) or the D&O Insurance (and their heirs and representatives)) under this Section 7.1 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents of, or any and all indemnification agreements of or entered into by, the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(h) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.1 shall be joint and several.

(i) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

(j) The provisions of this Section 7.1 shall survive the Effective Time. Each Person who is or, after the execution and delivery of this Agreement, becomes, an Indemnified Person is an intended third party beneficiary of this Section 7.1 insofar as the obligations of the Surviving Corporation and its Subsidiaries are obligated hereunder to provide for (i) the right to indemnification, advancement and

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reimbursement of expenses, and exculpation of Liabilities, and (ii) the financial and other resources reasonably necessary to provide for the benefits contemplated by this Section. Each such Person shall be entitled to enforce the provisions of this Section 7.1 as if such Person were a Party.

7.2 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans and the Director Equity Award Plan, as applicable, will occur as of the Effective Time, as applicable.

(b) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time; provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(c) For a period of one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee, the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation as of immediately prior to the Effective Time shall not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period.

(d) To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans), and Parent shall cause to be waived all eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing conditions limitations under such plans (such

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plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

7.3 Obligations of Acquisition Sub. Parent shall take all action reasonably necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement. This Section 7.3 shall survive the Merger Closing for so long as the obligations to be performed by Acquisition Sub and the Surviving Corporation shall so survive.

7.4 Stockholder and Management Arrangements. Except as expressly authorized by the Company Board (or any committee thereof) in advance, none of Parent, Acquisition Sub, or any of their respective Affiliates, shall enter into any Contract, or make or enter into any formal or informal arrangement or other understanding (whether or not binding), with any Person relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, or relating to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or compensation) from and after the Merger Closing.

7.5 Non-impairment. Prior to the Merger Closing, neither Parent nor Acquisition Sub, nor any of their respective Affiliates, shall enter into any Contract with any Person on terms that would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger, or the payment of the Offer Price or the Merger Consideration, or to prevent or materially delay the completion of the other actions required of Parent and Acquisition Sub pursuant to this Agreement.

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7.6 Tax Matters. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any of its Subsidiaries in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE VIII

ADDITIONAL COVENANTS OF ALL PARTIES

8.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts to: (i) cause the conditions set forth in Annex I and ARTICLE IX to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer, the Merger and the transactions contemplated hereby; and (iii) obtain all necessary and appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action that is intended to or would (or would reasonably be expected to) prevent, impair, delay, or otherwise adversely affect the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. For the avoidance of doubt, no action permitted to be taken pursuant to Section 6.2 or Section 6.3 shall be prohibited, or required to be taken, by this section. The Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

8.2 Regulatory Filings.

(a) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act

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as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall use reasonable best efforts to (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer or the Merger. Parent shall pay all filing fees (and the Company shall not be required to pay any filing fees) under the HSR Act and any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under the applicable Antitrust Laws (other than normal filing fees that are imposed by Law on the Company).

(b) Each of Parent and Acquisition Sub shall, and shall cause their respective Affiliates to, and the Company shall, promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party if possible, an appropriate response in compliance with such request. In connection with, and without limiting the generality of, the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer or the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer or the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(b). Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

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(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.2(a) are required to be or should be made, and whether any other consents, approvals, Permits or authorizations not contemplated by Section 8.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, Permits, authorizations, approvals or waivers that the Parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) Parent agrees (and the Company agrees except with respect to clause (ii) of this sentence), and shall cause each of its Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any domestic or foreign Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Outside Date, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority, (ii) if necessary to obtain clearance by any Governmental Authority before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, Assets, rights, products or businesses of Parent, its Subsidiaries and its and their Affiliates and the Company and its Subsidiaries, and any other restrictions on the activities of Parent, its Subsidiaries and its and their Affiliates and the Company and its Subsidiaries, and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any Party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

8.3 Company Stockholders Meeting.

(a) Subject to Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time, set a record date for, and cause a special meeting of the Company Stockholders (the “Stockholders’ Meeting”) to be duly called and held for the purpose of voting on the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

(b) Subject to Section 6.3 and Section 8.3(f), the Company shall, as soon as practicable following the Acceptance Time, in accordance with applicable Law, (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of adoption of this Agreement and (ii) use its commercially reasonable efforts to take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(c) Subject to Section 8.3(f), as soon as practicable following the Acceptance Time, the Company shall, in accordance with applicable Law: (i) prepare and file with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to this Agreement and the transactions contemplated by this Agreement (which Preliminary Proxy Statement shall contain the Company Board

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Recommendation); (ii) timely respond to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing any amendments or supplements thereto necessary to be filed in response to any such comments); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Stockholders’ Meeting (collectively, as amended or supplemented, the “Proxy Statement”), to be mailed to the Company Stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments. No material amendments or supplements to the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel. Nothing in this Section 8.3(c) shall limit or preclude the ability of the Company Board to effect a Company Board Recommendation Change. Parent shall, and shall cause Acquisition Sub to, exercise commercially reasonable efforts to cooperate with the Company in connection with its obligations arising under this Section 8.3(b), including promptly responding to any and all drafts of the Preliminary Proxy Statement and any and all SEC comment letters and responses thereto, and shall not unreasonably withhold or delay any action required of either of them in connection with the foregoing. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Stockholders’ Meeting, as required by this Section 8.3, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company agrees that its obligations pursuant to this Section 8.3 shall not be affected by the commencement, public proposal, public disclosure or communication of any Acquisition Proposal or Superior Proposal.

(d) Parent shall provide to the Company all information concerning Parent and Acquisition Sub as may be reasonably requested by the Company in connection with the Preliminary Proxy Statement and the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Preliminary Proxy Statement and the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Acquisition Sub supplied by it specifically for inclusion in the Preliminary Proxy Statement and the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made to the Company by Parent or Acquisition Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Preliminary Proxy Statement and the Proxy Statement promptly following request therefor from the Company.

(e) Notwithstanding the foregoing or anything else herein to the contrary, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including (i) with respect to the transfer to Acquisition Sub of any shares of Company Common Stock held by Parent or its Affiliates, and (ii) causing the board of directors of Acquisition Sub to adopt the resolutions required by Section 253 of the DGCL, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

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8.4 Anti-Takeover Laws. In the event that the restrictions of any state anti-takeover or other similar Law are or become applicable to this Agreement or any of the transactions contemplated by this Agreement (other than, with respect to the Company, as a result of the inaccuracy of the representations and warranties of Parent and Acquisition Sub in Section 5.7(a)), the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate or minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

8.5 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter, none of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party or Parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing Party). The restrictions set forth in this Section 8.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.3 or following a Company Board Recommendation Change.

8.6 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions. The respective obligations of each Party to effect the Merger shall be subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained, if and to the extent required by Applicable Law.

(b) No Legal Prohibition. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remain in effect, that, in any such case, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

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(c) Purchase of Tendered Shares. Acquisition Sub shall have accepted for payment and paid for the shares of Company Common Stock and the shares of Company Restricted Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement, Acquisition Sub fails to purchase any such shares.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be validly terminated and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Acceptance Time (in the case of the termination right set forth in Sections 10.1(b) and (c), at any time prior to the Effective Time) only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent, Acquisition Sub and the Company; or

(b) by either the Company or Parent in the event that the Offer Closing shall not have occurred on or before December 31, 2012 (such date referred to herein as the “Outside Date”); provided, however, that (i) if the Offer Closing occurs on or prior to December 31, 2012, the Outside Date shall be March 31, 2013; and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party hereto (A) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Offer Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, or (B) that is in breach in any material respect of any of its representations, warranties or covenants under this Agreement at such time; or

(c) by either the Company or Parent if there shall be any Law enacted by a Governmental Authority of competent jurisdiction after the date of this Agreement remaining in effect that makes the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer illegal or that prohibits the consummation of the Merger, or any court of competent jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of or payment for Company Common Stock tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided, however, that in the case of an injunction a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the issuance and/or continuation of any such injunction is attributable to the failure of such Party (or any Affiliate of such Party) to perform any covenant or other obligation under this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time; or

(d) by the Company, if (i) the Company shall have received an Acquisition Proposal that the Company Board in good faith (after consultation with its financial advisors and outside legal counsel) has determined is a Superior Proposal and that did not result from a breach of Section 6.2; (ii) the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal

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counsel) that the failure of the Company Board to terminate this Agreement and enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to result in a breach of its fiduciary duties to the Company Stockholders under applicable Law; (iii) the Company shall have delivered to Parent a written notice (a “Superior Proposal Notice”) advising Parent that the Company Board intends to take such action and specifying the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Company Board; (iv) if requested by Parent, the Company and its Representatives shall negotiate with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner that the Acquisition Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending four (4) Business Days later at 5:00 p.m. Pacific Time; (v) at the end of such four Business Day period, such Acquisition Proposal has not been withdrawn and the Company Board (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, that the failure of the Company Board to terminate this Agreement and enter into a definitive agreement relating to such Superior Proposal would still reasonably be expected to result in a breach of its fiduciary duties to the Company Stockholders under applicable Law; and (vi) concurrently with, and as a condition of, the termination of this Agreement, the Company pays Parent the Termination Fee pursuant to Section 10.3(b) (it being agreed that any change to the financial (including price) or other material terms of such Superior Proposal shall require the delivery of a new Superior Proposal Notice and shall trigger a new four (4) Business Day matching period contemplated by Section 10.1(d)(iv);

(e) by Parent, if (i) neither Parent nor Acquisition Sub are in breach in any material respect of any of their respective representations, warranties or covenants under this Agreement at such time, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in clauses (iii) or (iv) of paragraph (c) of Annex I would not be satisfied and either such breach is not capable of cure or, if capable of cure, the Company shall have failed to cure such breach within thirty (30) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) in respect of a curable breach set forth in any such written notice (x) at any time during such thirty (30) Business Day period, and (y) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); or

(f) by Parent, if (i) the Company Board (or any committee thereof) shall have effected a Company Board Recommendation Change; (ii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer or (iii) the Company Board fails publicly to reaffirm its adoption and recommendation of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal;

(g) by the Company, if (i) the Company is not in breach in any material respect of any of its representations, warranties or covenants under this Agreement at such time, and (ii) Parent or Acquisition Sub shall have breached (A) any of its representations or warranties under this Agreement (which breach

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would or would reasonably be expected to individually or in the aggregate, prevent or materially impede, hinder or delay the performance by Parent or Acquisition Sub of any of their respective obligations under this Agreement or the consummation of the Offer or the Merger), or (B) covenants or obligations hereunder, and, in either case, either such breach is not capable of cure or, if capable of cure, Parent or Acquisition Sub shall have failed to cure such breach within thirty (30) Business Days after Parent has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(g) in respect of a curable breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if Parent and Acquisition Sub shall have cured such breach during such thirty (30) Business Day period);

(h) by the Company, if (i) Acquisition Sub fails to commence the Offer within the time required by Section 2.1(a) or terminates or makes any change to the Offer in violation of the terms of this Agreement, or (ii) at any scheduled expiration date of the Offer, Acquisition Sub fails to accept for payment and pay for shares of Company Common Stock validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1(a) and at such time all of the conditions set forth in Annex I are satisfied and no subsequent expiration date for the Offer is established pursuant to an authorized extension of the Offer, except, in the case of clauses (i) or (ii), any such failure that resulted from a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement; or

(i) by the Company or Parent, if (i) during the pendency of the Offer the terminating party had not breached its representations, warranties or covenants in this Agreement in a manner that materially delayed or impeded the terms of the Offer, and (ii) the Offer shall have expired or been terminated in accordance with its terms without Parent or Acquisition Sub having accepted for purchase any shares of Company Common Stock pursuant to the Offer.

10.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto, as applicable (or any Affiliate, employee, agent or other representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) for the terms of ARTICLE I, the last sentence of Section 2.2(b), the last sentence of Section 6.4, Section 8.6, this Section 10.2, Section 10.3 and ARTICLE XI, each of which shall survive the termination of this Agreement, and (b) subject to Section 10.3(f), nothing in this Agreement shall relieve any Party or Parties hereto, as applicable, from liability for any willful and material breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.3 Fees and Expenses.

(a) General. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

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(b) In the event that (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 10.1(b) solely due to a failure of the Minimum Tender Condition or pursuant to Section 10.1(i), (ii) neither Parent nor Acquisition Sub are in breach in any material respect of any of their respective representations, warranties or covenants under this Agreement at such time, (iii) at or prior to the time of the termination of this Agreement a third party shall have publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement, and (iv) within two hundred seventy (270) days following the termination of this Agreement, the Company enters into a definitive Contract to consummate, or consummates, any Acquisition Proposal (regardless of whether such Acquisition Proposal is made before or after termination of this Agreement), then the Company shall pay to Parent $4,173,750 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such transaction is consummated.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(d) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after such termination.

(e) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(e), or by the Company pursuant to Section 10.1(g) or 10.1(h), the non-terminating Party shall pay to the terminating Party $1,250,000 by wire transfer of immediately available funds to an account or accounts designated in writing by the terminating Party, within two (2) Business Days after such termination , which amount shall represent liquidated damages with respect to the breach that gave rise to the termination and such payment shall be the sole and exclusive remedy of the terminating Party against the non-terminating Party, and any of its respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors, for the breaches that permitted the termination of this Agreement and none of the non-terminating Party or any of its respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing shall limit the right of the terminating Party to exercise any remedies (at Law or otherwise) that the terminating Party may have against the non-terminating Party arising from or relating to fraud or a knowing and intentional breach of this Agreement.

(f) The Company and Parent acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the fee due pursuant to Section 10.3(b), and, in order to obtain such payment, Parent commences a Legal Proceeding that results in an award against the Company for such fee, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding.

(g) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the Company pays the

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Termination Fee pursuant to Section 10.3, then any such payment shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries, and any of their respective former, current or future officers, directors, partners, equity holders, managers, members, Affiliates or successors and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or successors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

10.4 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.7(b), there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the Company Stockholders without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein (other than, for the avoidance of doubt, the Minimum Tender Condition unless such waiver is consented to in writing by the Company). Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI

GENERAL PROVISIONS

11.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

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11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by email, portable document format (.pdf), by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub to:

Curtiss-Wright Controls, Inc.

15800 John J. Delaney Dr., Suite 200

Charlotte NC 28277

Attention: Tom Quinly, President

Facsimile No.: 704-869-4601

email address: tquinly@curtisswright.com

with a copy to:

Curtiss-Wright Controls, Inc.

15800 John J. Delaney Dr., Suite 200

Charlotte NC 28277

Attention: Robert H. Shaw, VP & General Counsel

Facsimile No.: 704-869-4601

email address: rshaw@curtisswright.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103

Attention: Brian C. Miner

Facsimile No.: (215) 851-1420

email address: bminer@reedsmith.com

(b)	if to the Company, to:

Williams Controls, Inc.

14100 SW 72nd Avenue

Portland, Oregon 97224

Attention: Patrick Cavanagh, Chief Executive Officer

Facsimile No.: (503) 684-8618

email address: pcavanagh@wmco.com

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

1201 Third Ave, Suite 2200

Seattle, WA 98101

Attention: Marcus J. Williams

email address: marcwilliams@dwt.com

Facsimile No.: (206) 757-7000

AGREEMENT AND PLAN OF MERGER

11.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment without such prior written approval shall be null and void. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties hereto and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein or therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), MADE BY ITSELF OR ANY OF ITS AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NEITHER THE COMPANY, ON THE ONE HAND, NOR PARENT OR ACQUISITION SUB, ON THE OTHER HAND, HAS RELIED UPON ANY REPRESENTATION OR WARRANTY OF THE OTHER PARTY OR PARTIES HERETO EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

11.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in Section 7.1, (but not unless and until the Effective Time occurs) and (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the Merger Consideration, as set forth in ARTICLE III. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.

AGREEMENT AND PLAN OF MERGER

Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, prior to the valid termination of this Agreement in accordance with Section 10.1, a Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.10, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement, at law or in equity. In pursuing such a claim, a Party shall not be obligated to prove damages as a result of such breach or threatened breach, and each Party agrees not to raise such a defense. No Party shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of a Party under this Agreement. In seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no Party shall be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.7, nor shall any Party assert a claim or defense to an action for injunctive relief which claim or defense is based upon the failure to post such a bond or undertaking.

11.8 Governing Law. THIS AGREEMENT AND ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

AGREEMENT AND PLAN OF MERGER

11.9 Consent to Jurisdiction.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware or Delaware Superior Court, for the purpose of any Legal Proceeding directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.2. Nothing in this Section 11.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11 Company Disclosure Letter References. The Parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement as though fully set forth in such other representation and warranty (or covenant, as applicable), but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. No reference to

AGREEMENT AND PLAN OF MERGER

or disclosure of any item or other manner in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

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AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CURTISS-WRIGHT CONTROLS, INC.

By:	/s/ Robert H. Shaw
Robert H. Shaw
Vice President and General Counsel

COLUMBIA ACQUISITION SUB, INC.

By:	/s/ John Watts
John Watts
President

WILLIAMS CONTROLS, INC.

By:	/s/ Patrick W. Cavanagh
Patrick W. Cavanagh
President & Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares owned by Parent and Acquisition Sub (if any), represent a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) as of the expiration of the Offer (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) any required approvals of the competent competition authority of any jurisdiction other than the United States applicable to the Offer or the Merger under applicable Law shall not have been obtained prior to the expiration of the Offer or any applicable waiting period thereunder shall not have been terminated or shall not have expired prior to the expiration of the Offer; or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority of competent jurisdiction in effect, or any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority of competent jurisdiction and remaining in effect, that, in any such case, prohibits or makes illegal the consummation of the Offer or the Merger or the transaction contemplated by this Agreement;

(ii) there shall be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Offer;

(iii) (a) any representation or warranty of the Company contained in Section 4.7 shall not be true and correct (except for any de minimis inaccuracy), (b) any representation or warranty contained in Section 4.2, 4.4, 4.5, 4.13(b), 4.19(h) or 4.27 of the Agreement that is qualified as to materiality or by reference to Company Material Adverse Effect shall not be true and correct, or any such representation or warranty of the Company that is not so qualified shall not be true and correct in all materials respects, in each case as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent such representation or warranty expressly relates to an earlier date, in which case as of such earlier date) or (c) any other representation or warranty of the Company (other than the representation and warranty contained in Section 4.13(a)) contained in the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (c), where the failure of such representations and warranties to be true as of such dates, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iv) the Company shall have failed to perform or comply in all material respects with all agreements, covenants and obligations required to be performed or complied with by it under this Agreement;

(v) since September 30, 2011, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi) other than filings pursuant to the HSR Act or any Antitrust Laws of a jurisdiction other than the United States, any consent, approval or authorization of any Governmental Authority required of Parent, the Company or any of their Subsidiaries to consummate the Offer or the Merger shall not have been obtained, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vii) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (iii), (iv), and (v) above shall have occurred and be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of October 31, 2012, by and among Curtiss-Wright Controls, Inc., a Delaware corporation, Columbia Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and Williams Controls, Inc., a Delaware corporation.